Exhibit 99.1

Wisconsin Power and Light Company
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Zachary Fields (319) 786-8146

Wisconsin Power and Light Company Prices Public Offering of Green Bonds
$600 million in green bonds will be due in 2032

Madison, Wisconsin – August 8, 2022 – Wisconsin Power and Light Company (“WPL”), a wholly owned subsidiary of Alliant Energy Corporation (NASDAQ: LNT), announced the pricing of its public offering of $600 million aggregate principal amount of 3.950% debentures. The debentures will be due on September 1, 2032. An amount equal to or in excess of the net proceeds from this offering will be allocated or disbursed for the development and acquisition of solar electric generating units. The closing of the offering is expected to occur on August 15, 2022, subject to the satisfaction of customary closing conditions.

The offering was marketed through a group of underwriters consisting of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, and MUFG Securities Americas Inc., as joint book-running managers, KeyBanc Capital Markets Inc., as senior co-manager, and Comerica Securities, Inc., Siebert Williams Shank & Co., LLC, and U.S. Bancorp Investments, Inc., as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement WPL filed with the Securities and Exchange Commission (the “Commission”). Copies may be obtained from Goldman Sachs & Co. LLC by calling toll-free at 1-866-471-2526, from J.P. Morgan Securities LLC by calling collect at 1-212-834-4533, from Mizuho Securities USA LLC by calling toll-free at (866) 271-7403 and from MUFG Securities Americas Inc. by calling toll free at 1-877-649-6848. Electronic copies of these documents will be available from the Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Wisconsin utility subsidiary, Wisconsin Power and Light Company (WPL), utilizes the trade name of Alliant Energy (NASDAQ: LNT). The Wisconsin utility is based in Madison, Wisconsin.

Forward-Looking Statements

This press release includes forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed offering, the anticipated use of proceeds from the sale of the debentures and other risks outlined in WPL’s public filings with the Commission, including WPL’s most recent annual report on Form 10-K. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, WPL undertakes no obligation to update or revise its forward-looking statements.